Exhibit 99.2

Contact:Anthony D. Ishaug

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

QUARTERLY CASH DIVIDEND AND SPECIAL DIVIDEND

Minneapolis, MN (October 14, 2026)  -  Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors approved the payment of a quarterly cash dividend to shareholders. The quarterly dividend of $1.02 per share will be paid on December 1, 2026 to shareholders of record at the close of business on November 11, 2026. Future dividends will be subject to Board approval.

Additionally, the Board of Directors approved the payment of a special dividend to shareholders. The special dividend of $4.00 per share will be paid on December 1, 2026 to shareholders of record at the close of business on November 11, 2026. The total amount of the special dividend will be approximately $14.2 million based on the current number of shares outstanding. It is anticipated that Winmark will use cash on hand to finance the special dividend. Future dividends will be subject to board approval.

“We are retaining higher levels of cash than in recent years to provide additional flexibility with respect to share repurchases as well as the upcoming maturity of $60 million of debt over the next thirty months. We believe this is the appropriate move for our capital structure,” stated Brett D. Heffes, Chair and Chief Executive Officer.

Winmark - the Resale Company®, is a nationally recognized franchisor focused on sustainability and small business formation.  We champion and guide entrepreneurs interested in operating one of our award winning resale franchises: Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  At September 26, 2026, there were 1,398 franchises in operation and over 2,800 available territories.  An additional 79 franchises have been awarded but are not open.